Exhibit 99.1

VIKING SYSTEMS APPOINTS WILLIAM T. TUMBER TO BOARD OF DIRECTORS; REAFFIRMS 2008 OUTLOOK

Westborough, MA—(February 28, 2008) – Viking Systems, Inc. (OTCBB: VKNG.OB), a leading manufacturer of 2D and 3D vision systems for minimally invasive surgery, announced that at its Board of Directors meeting yesterday,  William T. Tumber was elected a member of Viking Systems’ Board of Directors.  Concurrently, Richard M Kipperman resigned from the Board.

Viking’s Chairman and CEO, William C. Bopp, commented, “I am pleased that Bill Tumber has joined our Board of Directors.  I worked with him while I was chief financial officer of both Alaris Medical Systems and, previously, C. R. Bard, Inc.  Bill’s background in medical device manufacturing and general management, as well as his prior Board experience, will be extremely valuable as we grow the Company toward profitability.”

Bopp continued, “With the Company having successfully completed a total recapitalization on January 4, 2008, we no longer require the services of Dick Kipperman, a restructuring expert.  We accept his resignation with profound thanks for his invaluable assistance during the four months he was on our Board, and we wish him continued success.”

William T. Tumber’s forty-five years of business experience most recently includes his service from 2000 to 2004 on the Board of Directors of Alaris Medical Systems, Inc., a manufacturer of infusion devices and related disposables which was acquired in 2004 for $2 billion by Cardinal Health, Inc.

Previously, during his 20 years with medical device company C. R. Bard, Inc., Tumber held divisional positions including VP of Human Resources, VP of Manufacturing, Division President, as well as serving as Corporate Group Vice President responsible for all of Bard’s surgical businesses.  He retired from Bard in 1999.

Before joining Bard, Tumber worked for over 20 years at General Electric.  He held a variety of positions of increasing responsibility which included technical recruiting, human relations, and Plant Manager of a 300-person electronic assembly facility.

Separately, Bopp reaffirmed that Viking Systems believes that it has sufficient liquidity to fund its operations until it can begin to generate positive cash flow in the second half of 2008.  Bopp commented, “We plan to report full year 2007 sales of approximately $8.5 million next month.  We continue to anticipate 2008 sales of $11 to $12 million, which would be growth of 30 to 40 percent year over year.  We anticipate growth from both sales to our OEM partners for whom we have developed specific visualization solutions and from sales through our global network of independent distributors who market our Viking 3D visualization system.”

About Viking Systems, Inc.
Viking Systems, Inc. (OTCBB: VKNG.OB) is a leading worldwide developer, manufacturer and marketer of visualization solutions for complex minimally invasive surgery.  The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time.  For more information visit the Company’s website at:  www.vikingsystems.com.

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Viking's liquidity, its ability to begin to generate positive cash flow during 2008, its anticipated revenue for 2008, its goals, its prospects for revenue growth and product acceptances. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the effectiveness of its distribution channels, its ability to maintain sales momentum, costs associated with internal development, and introduction of competitive products. These and other risks and uncertainties are described more fully in Viking's most recently filed SEC documents, including its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB. All forward-looking statements contained in this press release speak only as of the date on which they were made. Viking undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:
Rob Mathews
EVP & CFO
Viking Systems, Inc.
(508) 366-3668 Ext 8392